Exhibit 99.1

Revelation Biosciences Announces Adoption of Stockholder Rights Plan

SAN DIEGO – July 10, 2026 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company developing innovative solutions to treat acute and chronic disease, today announced that its Board of Directors (the “Board”) has adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (a “Right”) for each outstanding share of the Company’s common stock.

The Rights Plan was adopted pursuant to a Rights Agreement, dated as of July 10, 2026 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent. The dividend is payable to stockholders of record as of the close of business on July 21, 2026. The Rights Plan is designed to enable all Company stockholders to realize the full value of their investment and to reduce the likelihood that any person or group gains control of the Company through open-market accumulation or other coercive or unfair tactics without paying an appropriate control premium to all stockholders.

The Rights Plan is not intended to prevent an acquisition of the Company on terms that the Board determines are fair to, and in the best interests of, all stockholders, and does not affect the Company’s financial condition or results of operations. It does not prevent the Board from engaging with a party interested in acquiring the Company, nor does it prevent the Board from approving a transaction it determines to be in the best interests of the Company and its stockholders.

Under the Rights Plan, the Rights will generally become exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company’s outstanding common stock (or 15% or more, in the case of certain passive institutional investors), without the prior approval of the Board. Each Right, once exercisable, will entitle its holder to purchase one one-thousandth of a share of the Company’s Series B Junior Participating Preferred Stock at an exercise price of $20.00, subject to adjustment. If a person or group triggers the Rights Plan, all holders of Rights, other than the triggering person or group, will be entitled to purchase additional shares of common stock (or the economic equivalent) at a substantial discount to the then-current market price.

Until the Rights become exercisable, they will trade with, and will be represented by, the Company’s common stock and will not be exercisable or transferable separately from the common stock. The Rights will expire on the first anniversary of the date of adoption of the Rights Agreement, unless the Company’s stockholders approve the Rights Agreement prior to that date, in which case the Rights will expire on the third anniversary of the date of such approval, in each case unless earlier redeemed or exchanged.

“Our Board adopted this plan to protect the interests of all Revelation stockholders,” said James M. Rolke, Chief Executive Officer of Revelation. “This is a standard governance measure that helps ensure any potential change of control of the Company is evaluated and negotiated in a manner that maximizes value for all of our stockholders.”

Additional information regarding the Rights Plan, including a Summary of Rights describing its terms in greater detail, will be included in a Current Report on Form 8-K and a Registration Statement on Form 8-A to be filed by the Company with the Securities and Exchange Commission. Copies of these filings will be available on the SEC’s website at www.sec.gov and on the Company’s investor relations website.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical-stage life sciences company focused on rebalancing inflammation using its proprietary formulation, Gemini. Revelation has multiple ongoing programs to evaluate Gemini as a treatment for acute kidney injury, a treatment of chronic kidney disease, prevention of post-surgical infection, and a treatment to reduce hyperinflammation and infection associated with severe burn.

For more information, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth, profitability, and retain its key employees; the possibility that Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such studies are positive or whether they can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com